SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2001

WALL STREET DELI, INC.
(Exact name of registrant as specified in its Charter)

DELAWARE	0-11271	63-0514240

(State of Incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

One Independence Plaza, Suite 100
Birmingham, Alabama 35209
(Address of principal executive offices)

(205) 870-0020
(Registrant’s telephone number)

ITEM 5. OTHER EVENTS.

     On July 26, 2001, Wall Street Deli, Inc. (the “Company”) signed a letter of intent with Murphy’s Deli Franchising, Inc. to sell up to nine Wall Street Deli restaurants in one of the Company’s major market areas to Murphy’s for a maximum of $1,125,000, subject to certain adjustments. The proposed transaction is subject to, among other things, satisfactory review by Murphy’s of the lease arrangements with respect to the locations, the execution of a definitive agreement and other terms and conditions, including landlord and governmental consents. The Company intends to use a portion of the proceeds from the proposed sale to pay down its secured line of credit, although the amount to be repaid is the subject of negotiations with the lender and therefore currently unknown. Remaining sales proceeds are to be applied to other current obligations.

     In a separate agreement, the Company has also executed a contract with Murphy’s for the sale of one additional store in another market for $46,000, subject to closing adjustments. The Company is also in various stages of discussions and negotiations with a number of potential franchisees and other third parties for the sale of additional stores.

     The Company’s primary lender has to date continued to grant short-term extensions of the termination date for the Company’s secured line of credit and waivers of noncompliance with financial covenants. The most recent formal extension expired July 26, 2001. The Company has requested an additional extension and waiver; as of the date this report is filed the request is pending. It is not known whether or for how long the lender will continue to grant additional extensions and/or waivers of noncompliance with financial covenants.

     The Company believes that its ability to continue as a going concern is substantially dependent on the consummation of the above-described transactions as well as other similar transactions being considered. However, there can be no assurance that any such transactions will be consummated or, if consummated, will be on terms or at times that will permit the Company to continue as a going concern.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2001	/s/ Thomas J. Sandeman

THOMAS J. SANDEMAN
Chief Financial Officer